AMENDED AND RESTATED

OPERATING AGREEMENT

OF

ORION DEVELOPMENT, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of Orion Development, LLC, a Kansas limited liability company (the “Company”), is executed on August 28, 2006 (the “Effective Date”), is adopted, executed and agreed to, by Orion Ethanol, LLC., a Kansas limited liability, as the sole member of the Company (the “Member”).

W I T N E S S E T H :

WHEREAS, the Company was organized on February 16, 2006;

WHEREAS, the Operating Agreement of the Company was executed effective on June 20, 2006 (the “Existing Agreement”);

WHEREAS, pursuant to a unit exchange agreement dated as of August 28, 2006 by among the members of the Company (the “Former Members”) and the Member, all membership units of the Company were exchanged by the Former Members for units of the Member (the “Transaction”);

WHEREAS, upon consummation of the Transaction the Member became the sole member of the Company and the Member deems it advisable to amend and restate the Existing Agreement of the Company in its entirety as set forth herein to reflect the change of the Company from a multi-member limited liability company to a single member limited liability company.

AGREEMENTS

For in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Member hereby amends and restates the Existing Agreement in is entirety as follows:

ARTICLE I.

Formation, Name, and Principal Office

1.1 Formation and Name. The Member hereby organizes the Company pursuant to the Act. The business of the Company may be conducted under such trade or fictitious names as the Member may determine. Except as otherwise expressly provided in the Company’s Articles of Organization or this Agreement, the rights and obligations of the Member with respect to the Company will be governed by the Act.

1.2 Principal Office. The principal office of the Company is located 307 South Main Street, Pratt, Kansas 67124. The Company may have other offices, inside or outside the State of Kansas as the Manager may designate.

1.3 Registered Office; Registered Agent. The registered office of the Company in the State of Kansas is located at 1320 E. First St., Pratt, KS 67124. The registered agent of the Company for service of process at that address is Gordon Stull.

ARTICLE II.

Purposes and Powers

The Company has been organized to carry on any lawful business, purpose or activity for which a limited liability company may be organized under the Act. The Company possesses and may exercise all the powers and privileges granted by the Act or any other law or by this Agreement, together with any powers incidental thereto including such powers and privileges as are necessary or convenient to the conduct, promotion or attainment of the businesses, purposes or activities.

ARTICLE III.

Term

The term (the “Term”) of the Company shall begin upon the filing of the Articles of Organization with the Secretary of State of the State of Kansas and shall be of unlimited duration, unless earlier terminated as provided in Article X below.

ARTICLE IV.

Capital Contributions and Capital Accounts

4.1 Initial Capital Contribution. As its initial capital contribution, the Member shall contribute One Hundred Dollars ($100.00) dollars (the “Initial Capital Contribution”).

4.2 Additional Contributions. The Member shall have no obligation to contribute additional capital or make any loan to the Company in addition to its Initial Capital Contribution. However, the Member may, from time to time and at its option, make voluntary additional capital contributions or loans to the Company.

4.3 Capital Accounts.

(a) The Company will maintain a capital account (the “Capital Account”) for the Member. The Member’s Capital Account shall reflect its Initial Capital Contribution and any additional capital contributions and increases for the Member’s share of any net income or gain of the Company, and decreases for distributions made to the Member and the Member’s share of any losses and deductions of the Company.

(b) The Member’s Capital Account shall be the Member’s Initial Capital Contribution, and will be increased by (i) any voluntary additional capital contributions made by the Member and (ii) the share of the net income of the Company allocated to the Member’s Capital Account.

(c) The Member’s Capital Account shall be decreased by (i) the amount of all distributions to the Member and (ii) the share of the net losses of the Company allocated to the Member’s Capital Account.

(d) The manner in which the Capital Accounts are to be maintained pursuant to this Agreement is intended to comply with the requirements of Section 704(b) of the Internal Revenue Code of 1986 as amended (the “Code”), and the regulations thereunder. It is the specific intent of the Member that all adjustments as may be required pursuant to said Section 704, and any regulations thereunder be made, so as to cause the allocations prescribed hereunder to be respected for tax purposes.

4.4 Fiscal Year; Books and Records. The fiscal year of the Company shall be a calendar year. The books and records of the Company shall be maintained in accordance with generally accepted accounting principles and Section 704(b) of the Code and the regulations thereunder.

ARTICLE V.

Profits, Losses, and Distributions

5.1 Allocations. All items of Company income, gain, loss, deduction, credit, or the like shall be allocated to the Member. Net income or net losses shall be allocated to the Member’s Capital Account as soon as practicable after the close of each fiscal year of the Company and at such other times as are considered necessary by the Manager.

5.2 Distributions. To the extent that net cash flow of the Company is available therefor, the Company may make distributions of cash or other assets to the Member from time to time as determined by the Manager.

5.3 Tax Status. At all times the Company has only one member (who owns 100% of the Company’s limited liability company interests), it is the intention of the Member that the Company be disregarded for federal, state, local and foreign income tax purposes.

ARTICLE VI.

Management

6.1 Manager. Orion Ethanol, the sole Member, shall serve as the sole manager of the Company (the “Manager”), and shall manage the Company in accordance with this Agreement and the Act, commencing on the date hereof. The Member may appoint a co-Manager to serve with all powers of a Manager. The Manager may, but need not, be a member of the Company.

6.2 Powers of the Manager; Attorneys-in-Fact. Except for instances in which the vote, consent, or approval of the Member is expressly required by the Act or this Agreement, the Manager shall have full, complete, and exclusive authority, power, and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts and activities customary or incident to the management of the Company’s business, properties and affairs. The Manager shall be the sole person with the power to bind the Company, except and to the extent that such power is expressly delegated to any other person or entity by the Manager, and such delegation shall not cause the Manager to cease to be the Manager or the Member. Without limitation, the Manager may, at its discretion, cause the Company to (i) to retain an investment manager or financial advisor to manage the Company’s funds, (ii) to invest the Company’s funds in a limited partnership, (iii) to maintain accounts with one or more banks or other financial institutions, (iv) to open, maintain and close bank or trust accounts and to draw checks and other orders for the payment of money thereon, and (v) to open, maintain and close accounts with brokerage firms.  Notwithstanding the foregoing, the Manager, in its capacity as Manager, may not, without the consent of the Member, (i) do any act in contravention of this Agreement, (ii) do any act which would make it impossible to carry on the ordinary business of the Company, (iii) confess a judgment against the Company, or (iv) possess property of the Company or assign the rights of the Company in specific property for other than a Company-related purpose.

6.3 Resignation. The Manager may resign at any time by giving written notice to the Company. Upon the resignation, of the Manager, the Member shall appoint a successor Manager who will succeed to all of the rights and obligations of the Manager hereunder.

6.4 Fees and Expenses. The Manager shall not receive any compensation in its capacity as Manager of the Company. However, the Manager shall be reimbursed for expenses incurred in the ordinary course of the management of the Company.

6.5 Reliance by Third Parties. Any person or entity dealing with the Company or the Manager or the Member may rely upon a certificate signed by the Manager as to:

(i) the identity of the Manager or the Member;

(ii) the existence or non-existence of any fact or facts that constitute a condition precedent to acts by the Manager or the Member or are in any other manner germane to the affairs of the Company.

(iii) the persons who or entities that are authorized to execute and deliver any instrument or document of or on behalf of the Company; or

(iv) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Member.

6.6 Indemnification.

(a) The Company shall indemnify, defend and hold harmless the Manager and the Member from and against any and all loss, liability, damage, cost, or expense, including reasonable attorneys’ fees, suffered or incurred in defense of any demands, claims or lawsuits against the Manager or the Member in or as a result of or relating to its capacity, actions, or omissions as the Manager or Member of the Company, or concerning the Company or any activities undertaken on behalf of the Company; provided that the acts or omissions of the Manager or the Member are not found by a court of competent jurisdiction upon entry of a final judgment to have been the result of fraud, gross negligence, or willful misconduct or to have violated such lesser standard of conduct or public policy as under applicable law prevents indemnification hereunder.

(b) Each of the Manager and the Member shall be entitled to receive, upon request therefor, to the extent that funds are available to the Company, advances to cover the costs of defending any claim or action against it; provided, however, that it undertakes to repay such advances to the Company, with interest, if it is found by a court of competent jurisdiction upon entry of a final judgment to have violated the standards for indemnification set forth in Section 6.5(a) above.

6.7 Exculpation.

(a) The Member, whether acting as Member, in its capacity as Manager (if applicable), or in any other capacity, shall not be liable to the Company for any loss, damage or claim incurred by reason of any act or omission (whether or not constituting negligence or gross negligence) performed or omitted by the Member in good faith.

(b) The Member, whether acting as Member, in its capacity as Manager, shall be fully protected in relying good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person or entity as to matters the Member reasonably believes are within the professional or expert competence of such person or entity and who or which has been selected with reasonable care by or on behalf of the company, including information, opinion, reports or statement as to the value and amount of the assets, liabilities, profits, losses or any other facts pertinent to the existence, investment, and amount of assets from which distributions to the Member might properly be paid.

ARTICLE VII.

Admission of New Members

7.1 Admission of New Members. No person may become a member of the Company unless and until he, she, or it has been approved in writing by the Member and has executed and delivered to the Company and copy of this Agreement. Upon such admission, this Agreement shall be amended to reflect the relationship between the then members to reflect the fact that the Company has more than one member and to provide for the relationships among the Members and the Company.

7.2 Withdrawal. No Member has the right or power to withdraw from the Company. Any withdrawal in violation of this Section will entitle the Company to damages for breach.

ARTICLE VIII.

Assignment of Membership Interests

8.1 Assignment. The Member may transfer, assign or pledge its interest (the “Membership Interest”) in the Company in whole or in part. A Membership Interest consists of the Member’s share of the profits and losses of the Company and the Member’s right to receive distributions of Company assets. The assignment of a Membership Interest does not in and of itself entitle the assignee to become a Member. The assignee will only become an assignee of a Membership Interest and not a substitute Member.

8.2 Substitute Members. An assignee of a Membership Interest will be admitted as a substitute Member and will be entitled to all the rights and powers of the assignor only if the Member consents thereto. If admitted, the substitute Member has, to the extent assigned, all of the rights and powers, and is subject to all of the restrictions and liabilities, of a Member, as provided for in Section 7.1.

ARTICLE IX.

Voting; Meetings

9.1 Voting. Except to the extent provided to the contrary in this Agreement, the Member will be entitled to all of the voting rights provided in the Act.

9.2 Meetings. Special meetings of the Member for any proper purpose or purposes may be called at any time by the Manager or by the Member. The Company shall not be required to hold regular or annual meetings of the Member.

9.3 Notice of Meetings. The Company will deliver notice stating the date, time, place, and purposes of any meeting to the Member entitled to vote at the meeting. Notice will be given not less than 10 or more than 90 days before the date of the meeting, provided that the notice may be waived.

9.4 Quorum. Except as otherwise provided by the Act or the Articles of Organization, the presence of the Member, will constitute a quorum at all meetings of the Members for the transaction of business.

9.5 Action by Written Consent. Any action required or permitted to be taken at a meeting of the Member may be taken without a meeting if a consent in writing, setting forth the action so taken, are signed by the Member.

9.6 Proxies. The Member may appoint a proxy to vote or otherwise act for the Member by signing an appointment instrument, either personally or by the Member’s attorney-in-fact. Proxies may be appointed by telephonic or electronic transmission.

ARTICLE X.

Dissolution

10.1 Dissolution. The Company will be dissolved and have its affairs wound up and terminated upon the determination of the Members to dissolve the Company, or upon the occurrence of the first to occur of (i) the written consent of the Member, (ii) the death or permanent disability of the Member, (iii) the entry of judicial dissolution under Section 17-76, 117 of the Act or (iv) any other event causing a dissolution of the Company under Section 17-76, 116 of the Act.

10.2 Winding Up. Upon dissolution, the Company will cease carrying on its business and affairs and will commence the winding up of the Company’s business and affairs and complete the winding up as soon as practicable. Upon the winding up of the Company, the assets of the Company will be distributed as follows: (i) first, to pay all expenses of liquidation and winding up; (ii) second, to pay all debts, obligations, and liabilities of the Company in the order of priority provided by law, other than liabilities owing to the Member or its successor in respect of distributions pursuant to Section 17-76, 119 of the Act; (iii) third, to pay all debts of the Company owing to the Manager or its successor in respect of distributions pursuant to Section 17-76, 119 of the Act; and (iv) fourth, to the Member or its succcessor.

ARTICLE XI.

Miscellaneous Provisions

11.1 Entire Agreement. This Agreement contains the entire agreement and understanding of the Member with respect to the subject matter within. This Agreement supersedes any and all other agreements, either oral or written, by the Member with respect to the subject matter within.

11.2 Severability. Every provision of this Agreement is intended to be severable. The invalidity or illegality of any particular provision of this Agreement will not affect the other provisions, and this Agreement will be construed in all respects as if such invalid or illegal provisions were omitted.

11.3 Amendment. This Agreement may be amended or revoked at any time by a written instrument signed by the Member.

11.4 Governing Law. This Agreement will be governed by, construed, and enforced in accordance with the laws of the State of Kansas, without regard to the rules of conflicts.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date and year first above written.

ORION ETHANOL, LLC By: /s/ Patrick N. Barker Name: Patrick N. Barker Title: President

Address of Member:

307 South Main Street
Pratt, KS 67124